News Release Contact: Blair Romero Phone Number: 770-270-7290 Email: blair.romero@opc.com OGLETHORPE POWER CELEBRATES COMPLETION OF THE VOGTLE EXPANSION PROJECT Vogtle Unit 4 is now online, providing safe, reliable, emission-free energy for electric cooperative consumers. Tucker, GA (April 29, 2024) – Today Oglethorpe Power commended the safe and successful achievement of commercial operation for Plant Vogtle Unit 4, the final unit at the nuclear expansion project near Waynesboro, Georgia. Oglethorpe Power is a 30 percent co-owner of the project on behalf of the Georgia electric cooperatives it serves. Plant Vogtle Unit 3 went into service in July 2023, and with the addition of Unit 4, electric cooperative consumers across Georgia are being powered by reliable, emission-free nuclear energy for the next 60 to 80 years. “The completion of the Vogtle expansion project signifies the culmination of a remarkable journey filled with dedication, perseverance and a commitment to a cleaner energy future for Georgians," said Oglethorpe Power President & CEO Mike Smith. "We celebrate not only the completion of this important emission-free resource but also the historic achievement it represents as the first advanced commercial nuclear project in the nation in more than three decades.” The Vogtle expansion project underscores Oglethorpe Power’s dedication to a more sustainable energy future that meets the evolving needs of its member cooperatives and the consumers they serve. “Oglethorpe Power and our members are committed to navigating the transition to cleaner energy while ensuring electricity remains reliable and affordable for electric cooperative consumers.

The emission-free energy generated by Unit 4 will play a crucial role in helping us deliver on that mission for generations to come,” Smith added. Among the largest clean energy projects in the nation, with Unit 4 in service, Plant Vogtle is now the largest generator of clean energy in the United States. The safe and successful completion of the Vogtle expansion project can be attributed to the tireless efforts of thousands of workers at the site. During construction, the Vogtle expansion project represented the largest jobs-producing construction project in Georgia and was among the largest in the nation. At its peak, nearly 10,000 skilled craftworkers were onsite, and 800 permanent new jobs will manage operations of both new units. The nuclear energy generated at Plant Vogtle provides reliable, around-the-clock electricity. Now online, Unit 4 can generate emission-free electricity at full power 24 hours a day, seven days a week. Smith emphasized the importance of always-available nuclear power. “As we strive to meet our members existing and expanding power supply needs, clean nuclear energy will remain an essential source of dependable baseload power and a vital part of our energy mix for decades to come.” In addition to Plant Vogtle Units 1 and 2, Oglethorpe Power’s nuclear fleet includes a 30 percent ownership in Plant Vogtle Units 1 and 2 and a 30 percent ownership in Plant Hatch, a nuclear facility located in Appling County, Georgia. To learn more, view this video or visit opc.com/nuclear. About Oglethorpe Power Oglethorpe Power is among the nation’s largest power supply cooperatives and is one of the largest energy producers in Georgia. With more than $16 billion in assets, Oglethorpe Power owns and operates a diverse portfolio of resources to provide reliable, affordable, safe and environmentally responsible energy to 38 consumer-owned, not-for-profit Electric Membership Cooperatives (EMCs) that provide retail electricity to approximately 4.4 million Georgians. Through its investment in nuclear, natural gas, hydro and coal resources, Oglethorpe Power’s generation fleet has a combined capacity of more than 8,800 megawatts. For more information, visit www.opc.com. ###